As filed with the Securities and Exchange Commission on November 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	98-1356880
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7 Straits View #12-00, Marina One East Tower Singapore	018936
(Address of Principal Executive Offices)	(Zip Code)

Inducement Non-qualified Share Option Agreement dated May 27, 2025

(Full title of the plans)

CT Corporation

155 Federal Street, Suite 700

Boston, MA 02110

(617) 757-6400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William C. Hicks, Esq. John T. Rudy, Esq. Nishant M. Dharia, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Linda Rockett, Esq. Senior Vice President, General Counsel Wave Life Sciences Ltd. c/o 733 Concord Avenue Cambridge, MA 02138 (617) 949-2900

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 300,000 ordinary shares of Wave Life Sciences Ltd. (the “Registrant”), consisting of 300,000 ordinary shares issuable upon the exercise of share options granted to a new employee pursuant to the Inducement Non-qualified Share Option Agreement dated as of May 27, 2025 by and between the Registrant and the new employee in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to the new employee entering into employment with the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 4, 2025 (File No. 001-37627) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Amendment No.  1 to the Annual Report on Form 10-K/A filed on April 29, 2025 (File No.  001-37627) under the Exchange Act.

(b) The portions of the Registrant’s definitive proxy statement on Schedule 14A filed on June 23, 2025 (File No. 001-37627) that are deemed “filed” with the Commission under the Exchange Act.

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March  31, 2025 filed on May 8, 2025 (File No. 001-37627) under the Exchange Act, the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June  30, 2025 filed on July 30, 2025 (File No. 001-37627) under the Exchange Act, and the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September  30, 2025 filed on November 10, 2025 (File No. 001-37627) under the Exchange Act.

(d) The Registrant’s Current Reports on Form 8-K filed on March  26, 2025, August  11, 2025, September  3, 2025 and October 29, 2025 (File No. 001-37627) under the Exchange Act, and Amendment No.  1 to the Current Report on Form 8-K/A filed on October 30, 2025 (File No. 001-37627) (in each case, except for information contained therein which is furnished rather than filed).

(e) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed on November 9, 2015 (File No. 001-37627) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(f) All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of Singapore. Under Section 172 of the Singapore Companies Act, any provision exempting or indemnifying the officers of a company (including directors) against liability, which by law would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, the Singapore Companies Act allows a company to (a) purchase and maintain for any officer insurance against any liability which by law would otherwise attach to such officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and (b) indemnify such officer against any liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer to pay a fine in criminal proceedings, (ii) of the officer to pay a penalty in respect of non-compliance with any regulatory requirements, (iii) incurred by the officer in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the officer in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from their liability for their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust.

The Registrant’s constitution provides that subject to the provisions of the Singapore Companies Act and every other applicable statute for the time being in force concerning companies and affecting the Registrant, the directors and officers are entitled to be indemnified against costs, charges, fees and other expenses that may be incurred by such person in defending any proceedings, whether civil or criminal, which relates to anything done or omitted or alleged to be done or omitted by such person as a director, officer or employee of the Registrant and in which judgment is given in his or her favor or in which such person is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he or she may be guilty in relation to the Registrant, or which would otherwise result in such indemnity being voided under applicable Singapore laws. No director or officer of the Registrant shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, the Registrant shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and the Registrant, and the relative fault of such parties in respect thereof.

In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting the Registrant, no director, managing director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the Registrant’s moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his or her duties, unless the same happens through his or her own negligence, default, breach of duty or breach of trust.

The Registrant has entered into deeds of indemnity with each of its directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to the Registrant, as a result of any proceeding against them as to which they could be indemnified. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s constitution, agreement, vote of shareholders or disinterested directors or otherwise if such indemnified person is subsequently found to have been negligent or otherwise have breached indemnified person’s trust or fiduciary duties or to be in default thereof, or where the Singapore courts have declined to grant relief.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1*	Constitution (formerly known as Memorandum of Association and Articles of Association).

4.2**	Form of Specimen Ordinary Share Certificate.

4.3.1***	Investors’ Rights Agreement by and among the Registrant and certain of its shareholders, dated as of August 14, 2015.

4.3.2****	Amendment No. 1 to Investors’ Rights Agreement by and among the Registrant and certain of its shareholders, dated as of November 8, 2018.

4.4*****	Share Purchase Agreement by and between the Registrant and C.P. Pharmaceuticals International C.V., dated as of May 5, 2016.

4.5******	Investor Agreement by and between the Registrant and Glaxo Group Limited, dated as of January 26, 2023.

4.6*******	Share Purchase Agreement by and between the Registrant and Glaxo Group Limited, dated as of December 13, 2022.

4.7********	Form of Pre-Funded Warrant (2022).

4.8*********	Form of Pre-Funded Warrant (2024).

5.1	Opinion of WongPartnership LLP.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of WongPartnership LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1@+	Form of Inducement Non-qualified Share Option Agreement.

107	Filing Fee Table.

*	Previously filed as Exhibit 3.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207379), filed with the Commission on November 10, 2015 and incorporated herein by reference.
**	Previously filed as Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207379), filed with the Commission on November 6, 2015 and incorporated herein by reference.
***	Previously filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207379), filed with the Commission on October 9, 2015 and incorporated herein by reference.
****	Previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37627), filed with the Commission on November 9, 2018 and incorporated herein by reference.
*****	Previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37627), filed with the Commission on August 15, 2016 and incorporated herein by reference. Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Commission.
******	Previously filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K (File No. 001-37627), filed with the Commission on March 23, 2023 and incorporated herein by reference.
*******	Previously filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-37627), filed with the Commission on March 23, 2023 and incorporated herein by reference.
********	Previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37627), filed with the Commission on June 14, 2022 and incorporated herein by reference.
*********	Previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37627), filed with the Commission on September 26, 2024 and incorporated herein by reference.
+	Previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37627), filed with the Commission on August 8, 2024 and incorporated herein by reference.
@	Management contract or compensatory plan.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on November 10, 2025.

Wave Life Sciences Ltd.

By:	/s/ Paul B. Bolno, M.D., MBA
Paul B. Bolno, M.D., MBA
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul B. Bolno, M.D., MBA and Kyle Moran, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul B. Bolno, M.D., MBA Paul B. Bolno, M.D., MBA	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2025

/s/ Kyle Moran Kyle Moran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 10, 2025

/s/ Christian Henry Christian Henry	Chairman of the Board	November 10, 2025

/s/ Mark H. N. Corrigan, M.D. Mark H. N. Corrigan, M.D.	Director	November 10, 2025

/s/ Peter Kolchinsky, Ph.D. Peter Kolchinsky, Ph.D.	Director	November 10, 2025

/s/ Adrian Rawcliffe Adrian Rawcliffe	Director	November 10, 2025

/s/ Ken Takanashi, MBA, CPA Ken Takanashi, MBA, CPA	Director	November 10, 2025

/s/ Aik Na Tan Aik Na Tan	Director	November 10, 2025

/s/ Gregory L. Verdine, Ph.D. Gregory L. Verdine, Ph.D.	Director	November 10, 2025

/s/ Heidi L. Wagner, J.D. Heidi L. Wagner, J.D.	Director	November 10, 2025

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